Exhibit 14.3

Consent of Independent Auditors

We consent to the incorporation by reference in the following Registration Statements:

(i)	Form F-3 No. 333-88854
(ii)	Form S-8 No. 333-100522
(iii)	Form S-8 No. 333-51446
(iv)	Form F-4 No. 333-15409
(v)	Form S-8 No. 333-9368
(vi)	Form S-8 No. 333-1796

of Kerzner International Limited of our report dated February 1, 2002, except for Note 9 as to which the date is January 31, 2003 on the financial statements of Resorts International Hotel, Inc. for the period from January 1, 2001 to April 24, 2001 appearing in this Annual Report on Form 20-F of Kerzner International Limited for the year ended December 31, 2003.

/s/ Ernst & Young LLP

Philadelphia, Pennsylvania
March 29, 2004